EXHIBIT 99.3

BANC OF AMERICA SECURITIES LLC

Board of Directors Prime Medical Services, Inc.

1301 S. Capital of Texas Highway

Suite B-200

Austin, Texas 78746

Ladies and Gentlemen:

We hereby consent to the inclusion of our opinion letter, dated November 7, 2003, to the Board of Directors of Prime Medical Services, Inc. (the “Company”) regarding the proposed merger between the Company and Medstone International, Inc. in the Company’s Registration Statement on Form S-4 to which this consent is filed as an exhibit (the “Registration Statement”) and to the reference in the Registration Statement to our firm and to our opinion under the headings “Questions and Answers About the Merger,” “Opinions of Financial Advisors,” “Background of the Merger,” “Reasons for the Merger—Prime,” and “Opinion of Prime’s Financial Advisor”. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder and (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ BANC OF AMERICA SECURITIES LLC
BANC OF AMERICA SECURITIES LLC